Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS YEAR-END 2005 RESULTS

WASHINGTON, D.C. — March 31, 2006:  Bresler & Reiner, Inc. reported a net loss of $2,249,000 or $(0.41) per common share on revenues of $122,944,000 for the year ended December 31, 2005.  For the comparable period in 2004, the Company reported net income of $4,419,000 or $0.81 per common share on revenues of $77,646,000.

Funds from operation for the year ended December 31, 2005 were $12,012,000 compared to $15,953,000 for 2004.  Funds from operations is defined by the Company as net income computed in accordance with accounting principles generally accepted in the United States, excluding gains and losses, net of tax, on sales of depreciable property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

Mr. Robert O. Moore, Chief Financial Officer, stated that the results of operations for 2005 were impacted by pre-tax charges in 2005 related to: (i) costs associated with the withdrawn Midlantic Office Trust, Inc. initial public offering that had been sponsored by the Company, totaling $3,312,000, (ii) early extinguishment of debt costs totaling $3,171,000, and (iii) retirement benefits incurred related to one of the co-founders of the Company, totaling $1,330,000.

The following tables reflect the reconciliation of net income to funds from operations (in thousands):

	For the year ended December 31,
	2005	2004
Net (loss) income	$(2,249)	$4,419
Add: Depreciation and amortization including share of unconsolidated real estate joint ventures	16,125	12,659
Add: Income tax expense from property sales (net of minority interest share of taxes)	1,243	749
Less: Gain on sale of properties (net of minority interest)	(3,107)	(1,874)
Funds from operations	$12,012	$15,953

About the Company:

Bresler & Reiner, Inc. owns and develops land and residential, commercial and hospitality properties, principally in the Washington, D.C.; Wilmington, Delaware; Philadelphia, Pennsylvania; Baltimore, Maryland; the Maryland Eastern Shore; and Orlando, Florida metropolitan areas.  As of January 2006 we are also active in the Houston, Texas metropolitan area.

Supplemental Information:

SEC Filings (Forms 10-Q and 10-K) and supplemental information packages (Form 8-K’s) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Robert O. Moore, CFO

Bresler & Reiner, Inc.

11200 Rockville Pike, Suite 502

Rockville, Maryland  20852

(301) 945-4300, ext 150

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs, and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.

BRESLER & REINER, INC.

SUPPLEMENTAL FINANCIAL SUMMARY

	Year Ended December 31,
	2005	2004
Total operating revenues	$122,944,000	$77,646,000
Total operating expenses	$103,780,000	$61,329,000

(Loss) income before income taxes and discontinued operations	$(6,537,000)	$4,229,000
Benefit (provision) for income taxes	3,468,000	(953,000)
(Loss) income from continuing operations	$(3,069,000)	$3,276,000
Income from discontinued operations, net of tax	820,000	1,143,000
Net (loss) income	$(2,249,000)	$4,419,000
(Loss) earnings per share of common stock (basic and diluted)	$(0.41)	$0.81
Weighted average number of common shares outstanding	5,477,212	5,477,212